Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER
AND FIRST NINE MONTHS OF 2010

(LA JOLLA, CALIFORNIA)—November 9, 2010—PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $573.9 million ($25.28 per share) at September 30, 2010, compared to $574.5 million ($25.37 per share) at June 30, 2010, and $582.6 million ($25.79 per share) at December 31, 2009.  Reported book value per share attributable to PICO shareholders decreased by $0.09, or 0.4%, during the third quarter of 2010, and decreased by $0.51, or 2%, over the first nine months of 2010.

Commenting on the year to date, PICO’s President and Chief Executive Officer, John Hart, said:

“During the first nine months of 2010, Union Community Partners, LLC invested an additional $27 million to develop its residential lot inventory, and to acquire additional lots.  As of September 30, 2010, UCP owns or controls a total of 459 finished lots and 4,205 potential lots in various stages of entitlement, for an investment of more than $95 million.  Inventory and affordability statistics for our markets continue to be favorable.

“In September, we entered into definitive agreements to build and operate a canola processing plant with an integrated refinery near Hallock, Minnesota.  The plant will initially be permitted to process up to 365,000 tons of canola seed annually, and produce over 280 million pounds of high value, food grade RBD (refined, bleached and deodorized) canola oil, and 195,000 tons of canola meal, annually.  The plant is expected to be operational by the fourth quarter of 2012.

“The total cost of the facility is estimated at $168 million.  PICO will contribute approximately $60 million of equity for an 88% ownership interest.  Closing of the transaction is subject to the completion of a non-recourse, senior secured construction loan facility of approximately $100 million.

“Also during the first nine months of 2010, Vidler Water Company added to its strategic water assets in metropolitan Phoenix, Arizona, and successfully settled litigation concerning the permitting of water rights in the Tule Desert Groundwater Basin in Nevada.

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PICO Holdings, Inc.
2010 Third Quarter Results

“In January, Vidler acquired approximately 126,000 acre-feet of stored water within the Phoenix, Arizona Active Management Area for $15.8 million.  This stored water may be recovered and used anywhere in the Phoenix Active Management Area, and could have a variety of uses for commercial developments in the Phoenix metropolitan area.

“In April, Lincoln County Water District, Vidler and the Nevada State Engineer announced that they had concluded an agreement that settled all of the litigation between the parties, which resulted in Lincoln/Vidler being awarded the entire 7,240 acre-feet of water rights originally applied for in the Tule Desert Groundwater Basin.  Of this total, 2,900 acre-feet of water rights are available for immediate use by Lincoln/Vidler, and the remaining 4,340 acre-feet will be subject to staged pumping and development over the next several years.  After the adverse ruling by the Nevada State Engineer in 2009, we wrote down the carrying value of the application representing the 6,844 acre-feet of water rights which was denied, by $12.4 million, to $4 million.  After the Settlement Agreement, which results in Lincoln/Vidler obtaining up to the additional 6,844 acre-feet of permitted water rights, our carrying value for our Tule Desert water rights remains at $4 million.

“We were saddened to report the resignation of S. Walter Foulkrod, III, Esq. from our Board of Directors recently.  Wally has been an inspiration to all of us at PICO through his courageous and dignified battle with Parkinson’s disease.  Wally’s insights, guidance, and oversight have benefitted both management and shareholders since 1988.”

NET BOOK VALUE
The following table is provided as a supplement to the financial statements contained in PICO’s 10-Q, to illustrate the relative size of the Company’s assets and activities.

Segment	Net Book Value		Percentage
	$ millions

Water Resource and Water Storage Operations	$242.1		42%
Real Estate Operations	100.1		18%
Insurance Operations in “Run Off”	76.6		13%
Corporate	155.1	1	27%
Shareholders’ Equity	$573.9		100%

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PICO Holdings, Inc.
2010 Third Quarter Results

THIRD QUARTER SEGMENT RESULTS OF OPERATIONS
PICO reported a net loss of $1.3 million ($0.06 per share) for the third quarter of 2010, compared to a net loss of $1.8 million ($0.08 per share) in the third quarter of 2009.

Our third quarter segment results of operations are:

	2010	2009
	$ thousands	$ thousands
Income (Loss) Before Taxes & Non-Controlling Interest By Operating Segment:
Water Resource and Water Storage Operations	$(2,731)	$(2,131)
Real Estate Operations	(792)	(712)
Insurance Operations in “Run Off”	4,436	35
Corporate	(4,608)	(4,821)
Loss Before Taxes & Non-Controlling Interest	$(3,695)	$(7,629)
Income tax benefit	1,613	4,973
Noncontrolling interest	764	832
Net Loss	$(1,318)	$(1,824)

NINE MONTHS SEGMENT RESULTS OF OPERATIONS
PICO reported a net loss of $7.9 million ($0.35 per share) for the first nine months of 2010, compared to a net loss of $22.7 million ($1.11 per share) in the first nine months of 2009.

Our nine months segment results of operations are:

	2010	2009
	$ thousands	$ thousands
Income (Loss) Before Taxes & Non-Controlling Interest By Operating Segment:
Water Resource and Water Storage Operations	$(6,622)	$(14,927)
Real Estate Operations	(2,462)	(2,783)
Insurance Operations in “Run Off”	8,052	(5,793)
Corporate	(13,910)	(21,052)
Loss Before Taxes & Non-Controlling Interest	$(14,942)	$(44,555)
Income tax benefit	4,757	18,891
Noncontrolling interest	2,305	2,976
Net Loss	$(7,880)	$(22,688)

PICO is a diversified holding company.  PICO seeks to acquire, build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.

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PICO Holdings, Inc.
2010 Third Quarter Results

Our objective is to maximize long-term shareholder value.  We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our two major businesses are Vidler Water Company, a water resource development business, and Union Community Partners, a developer of residential lots in selected California markets.  Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.  As of September 30, 2010, UCP owns or controls approximately 459 finished lots and 4,205 potential lots in various stages of entitlement, principally in the Central Coast and Central Valley of California.  Our Real Estate Operations also include Nevada Land & Resource Company, which is one of the largest private landowners in the state of Nevada.  Nevada Land owns approximately 440,000 acres of former railroad land in northern Nevada, and certain water, mineral and geothermal rights related to the property.

OTHER INFORMATION
At September 30, 2010, PICO Holdings, Inc. had a market capitalization of $675.8 million, and 22,700,558 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release which are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially because of factors such as: the significant and/or sustained downturn in the homebuilding industry; the softness in the real estate market, and equity and fixed-income markets; our water rights and the prices of water; physical, governmental and legal restrictions on water and water rights; the ability of the canola project to secure senior secured construction financing; the ability of the canola project to obtain the required environmental permitting to increase the plant's processing capacity; a softening in demand for canola oil; the ability of the canola project to generate the expected return on investment based on the sale of its products at the rates and prices that are currently anticipated; federal and state regulation on insurers and the environment; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in non-U.S. companies and changes to the regulations governing such non-U.S. companies; volatile fluctuations in insurance reserves; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; unfavorable results of legal proceedings; and the impact of international affairs.  For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.  We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance that may arise after the date of this press release.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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CONTACT:                                Max Webb                                           Chief Financial Officer                                                      (858) 456-6022 ext. 216